Exhibit 3.1

ARTICLES OF ASSOCIATION OF TORNIER B.V.

(informal translation)

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 3 January 2008 before P.H.N. Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice has advised on 2 January 2008 under number B.V. 1383148 that no objections have become apparent.

Name, corporate seat

Article 1.

The name of the company is:

Tornier B.V.

Its corporate seat is in Amsterdam.

Objects

Article 2.

The objects of the company are:

a.      to sell, purchase, trade and distribute medical products in general and implants and prosthesis’s in particular, to introduce these products and to provide all kind of services as regarded;

b.      to exploit and trade patents;

c.      to incorporate, to participate in anyway, to conduct and supervise the management, to promote and finance enterprises and companies;

d.      to provide security and to bind and encumber the company or assets of the company in favour of enterprises and companies with which it is affiliated in a group and in favour of third parties;

e.      to perform all kinds of industrial, financial and commercial activities which may be conducive to any of the foregoing.

Share capital and shares

Article 3.

3.1.          The authorised share capital of the company amounts to three million euro (EUR 3,000,000.-).

It is divided into three hundred million (300,000,000) shares of one cent (EUR 0.01) each.

3.2.             The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3.             No share certificates shall be issued.

3.4.             In respect of the subscription for or acquisition of shares in its share capital or depositary receipts for such shares by other persons, the company may neither grant security rights, give a guarantee as to the price of the shares or of the depositary receipts, grant guarantees in any other manner, nor bind itself either jointly or severally in addition to or for other persons.

The company may make loans in respect of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares up to an amount not exceeding the amount of its distributable reserves.

A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the supervisory board and the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

3.5.             If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares

Article 4.

4.1.             Shares shall be issued pursuant to a resolution of the managing board with the approval of the supervisory board determining the price and further terms and conditions of the issue.

4.2.             The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.             Shares shall never be issued at a price below par.

4.4.             Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Dutch Civil Code.

4.5.             The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.6.             The voting rights on shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares.

Payment for shares

Article 5.

5.1.             Shares shall only be issued against payment in full.

5.2.             Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.             Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emption rights

Article 6.

Upon issue of shares or the grant of a right to issue shares, the shareholders will not have pre-emption rights to shares issued.

Acquisition and disposal of shares

Article 7.

7.1.             Subject to authorisation by the general meeting and approval of the supervisory board, the managing board may cause the company to acquire fully paid up shares in its own share capital for a consideration, provided:

a.      the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.      the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date.

No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.             Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par.

A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Dutch Civil Code.

7.3.             If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 1.

7.4.             In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company.

Where this paragraph 7.4 and/or the law excludes shares from voting, those shares shall not be taken into account when determining the extent to which shareholders cast votes, are present or represent or the share capital is provided or represented.

7.5.             Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital

Article 8.

8.1.             The general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the proposal to such amendment is approved by the supervisory board and provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

8.2.             Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.             Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares.

The pro rata requirement may be waived with the consent of all shareholders.

8.4.             The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated.

The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders’ register

Article 9.

9.1.             The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.             The register shall be kept up-to-date.

9.3.             Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share.

If a share is encumbered with a right of usufruct or a right of pledge, the extract shall specify that the shareholder is entitled to the voting rights pertaining to such share and that the holder of the right of usufruct or the holder of the right of pledge is not entitled to the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company.

9.4.             The managing board shall make the register available at the office of the company for inspection by the shareholders.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall give his address to the managing board.

In case an electronic address will be provided for registration in the shareholders’ register, this will be deemed to include the approval to receive all notifications and announcements as well as convocations for meetings electronically.

Joint holding

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose.

The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Notices of meetings and notifications

Article 12.

12.1.           Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders shall be sent to the addresses most recently given to the managing board.

Notifications by shareholders to the managing board or to the supervisory board shall be sent to the office of the company.

12.2.           The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3.           Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

12.4.           If a shareholder agrees thereto, notices of meetings may be given by means of a readable, reproducible, electronically sent message, which is sent to the address notified to the company for this purpose.

Transfer of shares

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:196 of the Dutch Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.      the company has acknowledged the transaction;

b.      notarial deed has been served upon the company; or

c.      the company has acknowledged the transaction on its own initiative by recording the same in the shareholders’ register,

all in accordance with the provisions set out in sections 2:196a and 2:196b of the Dutch Civil Code.

Restrictions on the transfer of shares

Article 14.

14.1.           A transfer of shares in the company - not including a disposal by the company of shares which it has acquired in its own share capital - may only be effected with due observance of paragraphs 2 to 7 inclusive of this article.

14.2.           A shareholder who wishes to transfer one or more shares shall require the approval of the managing board.

14.3.           The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

14.4.           The approval shall be deemed to have been granted if the managing board, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more interested parties who are prepared to purchase all of the shares referred to in the request for approval against payment in cash, at the purchase price determined in accordance with paragraph 5.

The company itself can only be designated as interested party with the approval of the requesting shareholder.

The approval shall likewise be deemed granted if the managing board has not made a decision in respect of the request for approval within six weeks of its receipt.

14.5.           The requesting shareholder and the interested parties accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

14.6.           Should the managing board and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry which is competent to register the company in the trade register.

14.7.           Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after the determination of the purchase price, to decide whether he will transfer his shares to the designated interested parties.

Management, supervision on management

Article 15.

15.1.           The company shall be managed by a managing board consisting of (i) one or more directors A and (ii) one or more directors B, under the supervision of a supervisory board.

The general meeting shall determine the number of managing directors and the number of supervisory directors.

A legal entity may be appointed as a managing director but not as a supervisory director.

15.2.           Managing directors and supervisory directors shall be appointed by the general meeting.

The general meeting may at any time suspend and dismiss managing directors and supervisory directors.

The supervisory board may at any time suspend a managing director.

15.3.           Together with a nomination for the appointment of a supervisory director the following information shall be given in respect of the candidate: his age, his profession, the number of shares in the share capital of the company held by him and the positions he holds or held insofar as relevant to the fulfilment of the duties as a supervisory director.

Furthermore mention shall be made of the legal entities for which he serves as a supervisory director whereby, in case legal entities are included which belong to the same group, it shall be sufficient to mention such group.

The nomination for the appointment of a supervisory director shall include the reasons.

15.4.           If either the general meeting or the supervisory board has suspended a managing director, or if the general meeting has suspended a supervisory director, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director or supervisory director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

A managing director or a supervisory director who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

15.5.           In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are/is failing, the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any managing director the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Article 16.

16.1.           The general meeting shall determine the terms and conditions of employment of the managing directors.

16.2.           The general meeting may grant one or more supervisory directors a fixed remuneration or a remuneration which is entirely or partially dependent on the results of the company.

They shall be reimbursed for their expenses.

Managing board

Article 17.

17.1.           With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings.

Furthermore, the managing directors may divide their duties among themselves, whether or not by rule.

17.2.           The managing board shall meet whenever a managing director so requires.

Any meetings of the managing board shall be held in the Netherlands.

The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the proposal shall have been rejected.

17.3.           The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

To the extent possible, any such resolutions shall be adopted and executed in the Netherlands.

17.4.           The approval of the supervisory board shall be required for resolutions of the managing board:

a.      to make, declare or pay distributions or dividend on equity securities or to propose to the general meeting to declare or pay any dividend on shares;

b.      to repurchase shares or to repurchase or redeem any equity securities other than shares or to repurchase or redeem any material amount of debt securities (other than pursuant to any repurchase rights granted to the company in connection with the issuance of such securities) or to propose to the general meeting to redeem shares in the company;

c.      to propose to the general meeting to amend or alter the company’s Articles of Association (including any amendment to increase the authorized number of shares) including to alter or amend the preferences, privileges or rights of the shares or create any class of securities senior to or pari passu with the shares;

d.      to issue any additional shares or options or warrants to purchase, or securities convertible into, shares (other than the grant of shares or options to purchase shares authorized for issuance under any stock option plan or similar equity incentive plan (such plans approved by the supervisory board), provided each such grant is in an amount less than fifty thousand (50,000) shares);

e.      to issue debt securities, incur indebtedness or guarantee indebtedness of any other individual or entity (including any of the company’s subsidiaries), in each case, having an aggregate value in excess of ten million euro(EUR 10,000,000.-) or guarantee;

f.       to make any material acquisitions of the stock or assets of another entity or merge with or into another entity;

g.      to propose to the general meeting to dissolve and liquidate the company or to sell, dissolve or liquidate any of its subsidiaries;

h.      to amend or alter the organizational documents of the Company;

i.       to adopt any new stock option plan (or similar equity incentive plan) or increase the number of shares or options or warrants, to purchase shares or securities convertible into shares reserved for issuance under any existing stock option plan (or similar equity incentive plan);

j.       to propose to the general meeting to increase the size of the supervisory board or managing board;

k.      to sell, lease, license, transfer or dispose of a material amount of assets or subsidiaries having an aggregate value in excess of ten million euro (EUR 10,000,000);

l.       to enter into any related party transaction with a manager, officer, other employee or shareholder of the company, including, without limitation, any transaction with an entity beneficially owned or controlled by any manager, officer, employee or stockholders of the company or a family member of any manager, officer, employee or stockholder of the company;

m.     to make any loans to, or repay or guarantee any indebtedness of, any manager, officer, employee or stockholder;

n.      to engage in any business or activity outside of the company’s ordinary course of business or change or alter the company’s line of business;

o.      to enter into any off-balance sheet arrangements or (to propose to the general meeting to) change’s auditors;

p.      to enter into any employment agreements with, or increase the compensation of any senior executive, officer or key employee of the company;

q.      to terminate any employment contract of senior executive employees or replace any senior executive employees;

r.       to approve the company’s annual or periodic operating budget;

s.      to grant or amend a power to represent and sign on behalf of the company (procuratie) or to grant an authorisation to represent the company on a continuing basis or a title as referred to in article 19;

t.       to enter into agreements pursuant to which potential disputes shall be settled by arbitration or by ‘binding advice’ to the extent such provision is not included as a standard clause in contracts or enter into settlement negotiations or agreements;

u.      to conduct litigation, either as plaintiff or as defendant, either before an ordinary court or in arbitration or in order to obtain a ‘binding advice’, except for legal actions which cannot be postponed or the purpose of which is solely to reserve rights or except for measures taken to collect money claims on account of goods delivered or services rendered by the company;

v.      to exercise voting rights on shares in a subsidiary of the company as well as on shares which form a participation with respect to any material action proposed by the subsidiary;

w.     to enter into, terminate or amend any joint venture, partnership and pooling agreements;

x.       to perform any legal acts not referred to in this paragraph 4, if the interest or value of such acts to the company exceeds an amount of forty million euro (EUR 40,000,000.-) or such higher amount as determined by the supervisory board notified in writing to the managing board or by which the company shall be bound for a period exceeding two years;

y.      to take any other action as determined by the supervisory board and notified in writing to the managing board.

17.5.           A proposal for a legal merger or a legal demerger shall be subject to the approval of the supervisory board.

Representation

Article 18.

18.1.           The managing board shall have the power to represent the company.

The company may also be represented by one member A of the managing board and one member B of the managing board acting jointly and by two members A of the managing board acting jointly.

18.2.           If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter either by one of the other managing directors or by a supervisory director designated by the supervisory board, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation.

Such person may not be the managing director with whom the conflict of interest exists.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall not have the power to represent the company.

Authorised signatories

Article 19.

With due observance of the provisions of article 17 paragraph 4, the managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (procuratie) or grant in a different manner the power to represent the company on a continuing basis.

The managing board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Supervisory board

Article 20.

20.1.           Supervision of the policies of the managing board and of the general course of the company’s affairs and its business enterprise shall be exercised by the supervisory board.

It shall support the managing board with advice.

In fulfilling their duties the supervisory directors shall serve the interests of the company and its business enterprise.

The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties.

20.2.           If there is more than one supervisory director, the supervisory board shall appoint one of its members as its chairman.

The supervisory board shall also appoint a secretary, whether or not from among its members.

Furthermore, the supervisory board may appoint one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis.

They shall report their findings to the supervisory board.

The offices of chairman of the supervisory board and delegate supervisory director are compatible.

20.3.           With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members.

20.4.           The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers.

Article 21.

21.1.           The supervisory board shall meet whenever one of its members so requests.

The supervisory board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the proposal shall have been rejected, unless the meeting is attended by more than two supervisory directors, in which case the chairman of the supervisory board shall have a casting vote.

21.2.           Without prejudice to the provisions of paragraph 3 the supervisory board may not adopt resolutions if the majority of its members is not present.

21.3.           The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by e-mail or by telefax and provided that all supervisory directors have expressed themselves in favour of the proposal concerned.

Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minute book.

21.4.           The managing directors shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

21.5.           At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

21.6.           If there is only one supervisory director in office, such supervisory director shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

General meetings

Article 22.

22.1.           The annual general meeting shall be held within six months after the end of the financial year.

22.2.           The agenda for this meeting shall in any case include the following items:

a.      the discussion of the managing board’s written annual report concerning the company’s affairs and the management as conducted;

b.      the adoption of the annual accounts and - with due observance of the provisions of article 29 - the allocation of profits;

c.      the discharge of managing directors from liability for their management over the last financial year and of supervisory directors from liability for their supervision thereof.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect.

In addition, the item referred to in a. need not be included on the agenda if section 2:391 of the Dutch Civil Code does not apply to the company.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 23 paragraphs 2 and 3 will be dealt with.

22.3.           A general meeting shall be convened whenever the managing board or the supervisory board considers appropriate.

In addition, a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one tenth of the total number of votes that may be cast, so request the managing board and the supervisory board in writing, stating the items to be discussed.

In order to satisfy the requirement for a written request, the request may be laid down electronically.

Article 23.

23.1.           General meetings shall be held in the municipality where the company has its corporate seat or in the municipality of Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

23.2.           Shareholders shall be given notice of the meeting by the managing board, the supervisory board, a managing director or a supervisory director.

If in the event as referred to in the second sentence of article 22 paragraph 3, neither a managing director nor a supervisory director convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of the provisions of these articles of association.

The notice shall specify the items to be discussed.

Participation to the general meeting and voting in the general meeting may be done by means of electronic means of communication if so stated in the notice of the meeting.

23.3.           Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 24.

24.1.           The general meeting shall be presided over by the chairman of the supervisory board.

However, he may charge another person to preside over the general meeting in his place even if he himself is present at the meeting.

If the chairman of the supervisory board is absent and he has not charged another person to preside over the meeting in his place, the supervisory directors present at the meeting shall appoint one of them to be chairman.

In the absence of all supervisory directors, the meeting shall appoint its chairman.

The chairman shall designate the secretary.

24.2.           Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof.

Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.

24.3.           The chairman of the meeting and furthermore each managing director and each supervisory director may at any time give instructions that a notarial record be prepared at the expense of the company.

Article 25.

25.1.           Each share confers the right to cast one vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

25.2.           Resolutions shall be adopted by an absolute majority of votes cast.

25.3.           The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

25.4.           In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 29 paragraph 2.

25.5.           Shareholders may be represented at a meeting by written proxy.

In order to satisfy the requirement for a written proxy, the proxy may be laid down electronically.

25.6.           Managing directors and supervisory directors are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

25.7.           If so stated in the notice for the meeting, each shareholder is authorised to participate to the meeting, to address the meeting and to vote at the meeting by means of electronic means of communication, either in person or by written proxy, provided the shareholder can be identified through this electronic means of communication, can take cognisance of the discussions at the meeting and can participate to the deliberation.

25.8.           The managing board with the approval of the supervisory board may adopt rules regarding the conditions of use of the electronic means of communication.

In case such rules have been adopted by the managing board, the conditions of use of the electronic means of communication will be announced at the notice for the meeting.

25.9.           Votes cast preceding a general meeting by means of an electronic means of communication no later than the thirtieth day before the date of the meeting, equate with votes cast at the meeting.

Article 26.

26.1.           Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting.

The managing directors and supervisory directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by telex, by telefax or by means of an electronic means of communication in favour of the proposal concerned.

Those shareholders shall set forth with notify the managing board and the chairman of the supervisory board of the resolution so adopted.

26.2.           A resolution as referred to in paragraph 1 shall be recorded in the minute book of the general meeting by the chairman of the supervisory board; at the next general meeting the entry shall be read out by the chairman of that meeting.

Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon as the resolution has been adopted, all shareholders shall be notified thereof.

Financial year, annual accounts

Article 27.

27.1.           The financial year shall coincide with the calendar year.

27.2.           Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders.

The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 28, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Dutch Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Dutch Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors and by all supervisory directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

27.3.           The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

27.4.           If the company is required, in conformity with article 28 paragraph 1, to give an assignment to an auditor to audit the annual accounts and the general meeting has been unable to review the auditor’s certificate, the annual accounts may not be adopted, unless the additional information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

27.5.           If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders at no cost.

Auditor

Article 28.

28.1.           The company may give an assignment to an auditor as referred to in section 2:393 of the Dutch Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above.

If the general meeting fails to do so, then the supervisory board shall be so authorised, or the managing board if temporarily no supervisory director is in office or if the supervisory board fails to give such assignment.

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment; furthermore, the assignment given by the managing board may be revoked by the supervisory board.

The auditor shall report on his audit to the supervisory board and the managing board and shall issue a certificate containing its results.

28.2.           The managing board as well as the supervisory board may give assignments to the auditor or any other auditor at the expense of the company.

Profit and loss

Article 29.

29.1.           Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

29.2.           The profits shall be at the free disposal of the general meeting.

In a tie vote regarding a proposal to distribute or reserve profits, the profits concerned shall be reserved.

29.3.           The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

29.4.           A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 30.

30.1.           Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

30.2.           Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

30.3.           The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

30.4.           Without prejudice to article 29 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

30.5.           Without prejudice to article 29 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation

Article 31.

31.1.           If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, under the supervision of the supervisory board, if and to the extent the general meeting shall not appoint one or more other liquidators.

31.2.           The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

31.3.           The liquidation shall take place with due observance of the provisions of the law.

During the liquidation period these articles of association shall, wherever possible,

remain in full force.

31.4.           The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

31.5.           After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Indemnification

Article 32.

32.1.           The company shall indemnify and hold harmless each member of the managing board, each member of the supervisory board and each former member of the supervisory board as well as each former member of the managing board and each former member of the supervisory board against all claims, liabilities, judgements, fines and penalties (‘claims’) incurred by such person as a result of any threatened, pending or completed action, investigation or proceeding, whether civil, criminal or administrative (‘action’), brought by any party other than the company or any of its group companies in relation to acts or omissions in or related to such person’s capacity as member of the managing board or member of the supervisory board, as the case may be.

Claims will include derivative Actions brought on behalf of the company or any of its group companies against the relevant person and claims by the company or any of its group companies for reimbursement for claims by third parties on the ground that the relevant person was jointly liable towards that third party in addition to the company or any of its group companies.

32.2.           Notwithstanding paragraph 1, no indemnification shall be made in respect of any Claim in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which the (former) member of the managing board, or the (former) member of the supervisory board, as the case may be, was not legally entitled nor shall indemnification be made if the (former) member of the managing board or the (former) member of the supervisory board respectively, shall have been adjudged to be liable for wilful misconduct or intentional recklessness in the performance of his duty to the company.

32.3.           Any expenses (including reasonable attorney’s fees and litigation costs) incurred by a (former) member of the managing board, or a (former) member of the supervisory board, as the case may be, in connection with any Action, shall be reimbursed by the company, but only upon receipt of a written undertaking by that (former) member of the managing board or the (former) member of the supervisory board, as the case may be, that he shall repay the relevant amount if a competent court determines that he is not entitled to be indemnified under this article.

Expenses shall be deemed to include any tax liability that the (former) member of the managing board or the (former) member of the supervisory board, as the case may be, may be subject to as a result of this indemnification.

32.4.           No (former) member of the managing board or the (former) member of the supervisory board, as the case may be, may admit any personal financial liability vis-à-vis any third party, nor enter into any settlement agreement, without the prior written approval of the managing board or the supervisory board, as the case may be.

The company and the relevant (former) member of the managing board or the supervisory board, as the case may be, shall use their reasonable endeavours to co-operate with the other with a view to agreeing on the defence of any Claim.

In the event that the company and the relevant (former) member of the managing board or the supervisory board, as the case may be, fail to reach such agreement, the company, in its sole discretion, shall determine the defence of the relevant Claim.

32.5.           The indemnity referred to in this article shall not apply to the extent Claims and expenses are recovered by the (former) member of the managing board or the supervisory board, as the case may be, under any insurance policy.